Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Kristin Brown
Redwood Trust, Inc.	Investor Relations
Friday, March 25, 2016	(415) 384-3805

Redwood Trust Announces That Debora Horvath Has Joined Its Board of Directors

MILL VALLEY, CA, March 25, 2016 – Redwood Trust, Inc. (NYSE: RWT) today announced that Debora D. Horvath has joined its Board of Directors. Ms. Horvath is Principal of Horvath Consulting LLC, which she founded in 2010. Prior to founding Horvath Consulting, Ms. Horvath served as an Executive Vice President for JP Morgan Chase & Co. and an Executive Vice President and Chief Information Officer for Washington Mutual, Inc. In addition, Ms. Horvath is a 25 year veteran of General Electric Company (“GE”), having served 12 years as a Senior Vice President and Chief Information Officer of the GE insurance businesses. Ms. Horvath has also been a Director of StanCorp Financial Group, Inc. since 2013 and was a director of the Federal Home Loan Bank of Seattle from 2012 to January 2014.

Richard D. Baum, Chairman of Redwood Trust’s Board of Directors, stated, “We believe that Deb’s depth of experience and leadership in global information technology and technology risk management will be an asset to our Board. We look forward to benefitting from her insight and experience as we move Redwood into the future.”

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.